Exhibit 99.1

Contacts:	Robert Saltmarsh	Pam Lord
	Chief Financial Officer	Atkins + Associates
	Nanogen, Inc.	Media & Investor Relations
	858-410-4600	858-527-3497
	rsaltmarsh@nanogen.com	plord@irpr.com

NANOGEN REPORTS 2005 THIRD QUARTER FINANCIAL RESULTS

SAN DIEGO, CA, November 2, 2005 – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, today reported its unaudited financial results for the quarter ended September 30, 2005.

Total revenues for the third quarter of this year increased by 191 percent to $3.2 million from $1.1 million in the same period in 2004, and remained steady compared to $3.1 million in the second quarter of 2005. Product revenues for the third quarter of 2005 were $1.1 million compared to $671,000 for the third quarter of 2004 and $1.1 million in the second quarter of 2005. This past July, Nanogen invested $1.5 million in Jurilab Ltd., a Finnish discovery and pharmacogenomic testing company with a rich portfolio of unique genetic discoveries. Nanogen is considered to have substantial control of Jurilab, despite the fact it owns less than 20% of the equity, and has consolidated Jurilab’s financials with those of Nanogen’s beginning in the third quarter.

Nanogen’s research and development, and selling, general and administrative operating expenses for the third quarter of 2005 were $11.0 million compared to $9.3 million in the quarter one year ago, and $11.6 million in the second quarter of 2005. Without $700,000 in expenses related to Jurilab operations that are included in the current quarter’s results, Nanogen’s third quarter expenses are $1.3 million lower than the previous quarter, reflecting ongoing improvements in operating efficiencies.

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the third quarter of 2005 was $40.7 million, compared to $31.9 million at the close of the second quarter. The third quarter cash balance includes net proceeds of $18.8 million from a registered direct stock placement that occurred in September. Cash used during the third quarter included the operating needs of Jurilab and inventory increases associated with the new product introductions.

For the quarter ended September 30, 2005, Nanogen narrowed its net loss to $8.8 million or $0.18 per share, compared to a net loss of $9.4 million or $0.28 per share in the same period of 2004 and a loss of $9.7 million or $0.20 per share in the second quarter of 2005.

“I am encouraged by the significant accomplishments of the third quarter,” said Howard C. Birndorf, Nanogen’s chairman of the board and CEO. “During the recent quarter we launched our second-generation mircroarray platform, the NanoChip™ 400, invested in Jurilab to bring novel markers and pharmacogenetic knowledge to our products, and we were able to meaningfully reduce expenses. These three accomplishments reflect our focus on improving operating results by providing innovative products that are expected to stimulate revenue growth in the future while we tightly control costs.”

During the third quarter, the U.S. Food and Drug Administration began review of Nanogen’s congestive heart failure (CHF) product. This product remains in development and we do not expect significant, if any, revenues from the CHF product in 2005.

Webcast of Today’s Conference Call

Nanogen management will host a conference call today to discuss the preliminary third quarter 2005 results at 4:30 p.m. Eastern Time (1:30 p.m. Pacific). Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate web site at www.nanogen.com, and will be archived for 90 days. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call today, and can be accessed via telephone at (877) 660-6853 for US/Canada participants, and (201) 612-7415 for international participants. The account number, 286, along with the conference ID, 173540, will be required to listen to the playback.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip® electronic microarray platform and a line of rapid diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biowarfare applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties, including statements regarding future financial and operating performance and projections regarding growth. These forward-looking statements are based on current expectations and speak only as of the date hereof. Actual results may differ materially from those set forth in the forward-looking statements, as a result of various factors and uncertainties, including whether Jurilab’s technology will be successfully commercialized, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, and whether unforseen problems may impact the timing of planned product launches, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

NANOGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	As of September 30, 2005	As of December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,670	$15,372
Short-term investments	12,989	36,562
Receivables, net	2,416	2,023
Inventories, net	3,372	1,744
Other current assets	1,850	1,741

Total current assets	48,297	57,442

Property and equipment, net	8,037	8,500
Acquired technology rights, net	10,043	11,819
Restricted cash	1,897	1,411
Other assets, net	1,928	780
Goodwill	96,178	96,072

Total assets	$166,380	$176,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,274	$9,923
Deferred revenue	539	420
Common stock warrants	166	1,112
Current portion of debt obligations	727	988

Total current liabilities	8,706	12,443

Debt obligations, less current portion	774	610
Debt obligation variable interest entity	7,006	—
Other long-term liabilities	6,246	5,455

Total long-term liabilities	14,026	6,065

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2005 and December 31, 2004	—	—
Common stock, $0.001 par value, 135,000,000 shares authorized at September 30, 2005 and December 31, 2004; 54,677,859 and 47,765,581 shares issued and 54,177,670 and 47,265,392 outstanding at September 30, 2005 and December 31, 2004, respectively	55	48
Additional paid-in capital	396,017	374,910
Accumulated other comprehensive loss	(83)	(174)
Deferred compensation	(2,490)	(1,184)
Capital deficit in consolidated variable interest entity, net	(6,951)	—
Accumulated deficit	(241,978)	(215,162)
Treasury stock, at cost, 500,189 shares at September 30, 2005 and December 31, 2004, respectively	(922)	(922)

Total stockholders’ equity	143,648	157,516

Total liabilities and stockholders’ equity	$166,380	$176,024

NANOGEN, INC.

CONSENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Product sales	$1,060	$671	$3,348	$2,280
License fees and royalty income	1,748	25	5,071	214
Sponsored research	—	—	—	500
Contracts and grants	363	386	1,063	1,365

Total revenues	3,171	1,082	9,482	4,359

Costs and expenses:
Cost of product sales	799	1,298	3,073	4,150
Research and development	5,701	4,514	15,773	12,901
Selling, general and administrative	5,326	4,811	17,703	12,626
Charge for acquired in-process research and development	—	—	—	3,758
Amortization of purchased intangible assets	393	—	1,178	—

Total costs and expenses	12,219	10,623	37,727	33,435

Loss from operations	(9,048)	(9,541)	(28,245)	(29,076)

Other income (expense):
Interest income, net	110	187	598	433
Other expense	(8)	(73)	(118)	(256)
Warrant valuation adjustment	109	—	946	—

Gain (loss) on foreign currency translation	(1)	(15)	3	1,190

Total other income	210	99	1,429	1,367

Net loss	$(8,838)	$(9,442)	$(26,816)	$(27,709)

Net loss per share — basic and diluted	$(0.18)	$(0.28)	$(0.56)	$(0.89)

Number of shares used in computing net loss per share — basic and diluted	48,018	33,336	47,859	31,034

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